Exhibit 99

FOR IMMEDIATE RELEASE

REMEDENT, INC. SIGNS DISTRIBUTION CONTRACT GROWING ITS GLOBAL FOOTPRINT

Unique Product Offering and Market Demand Spurs Growth

EL SEGUNDO, CA, March 30, 2006 – Remedent, Inc. (OTCBB: REMI) a leader in the research and development, manufacturing and marketing of oral care and cosmetic dentistry products, announced today that it has signed a contract that expands its global footprint dramatically in the Asian market.

Remedent, Inc. signed an agreement with Dream Life Inc., for distribution of its take-home whitening product, the MetaTray in Asia. Dream Life Inc. will grow Remedent’s distribution in the Asian marketplace with a 500-person sales force in China, Korea, Vietnam, Thailand, and Mongolia. Through a vast dealer network, Dream Life will market and sell the MetaTray and the Remedent brand throughout these regions. The contract states that Dream Life, Inc. will order 10,000 units per quarter or 40,000 units per year, with minimum orders of no less than 2,000 units.

Judd D. Hoffman, Vice President of Worldwide Sales and Operations for Remedent, Inc., stated, “This is an exciting opportunity for Remedent as we continue to build our brand name globally. Dream Life represents a dynamic partnership with significant growth potential to the Asian market. We look forward to working with Dream Life to enhance our global product platform.”

Ho Myong Kang, Chief Executive Officer of Dream Life commented, “Providing Remedent’s unique and innovative MetaTray in the Asian market is a great opportunity for Dream Life to meet our customers’ needs. These countries are growing rapidly, the popularity for cosmetic dentistry products is increasing and the MetaTray fulfils this demand.”

Remedent, Inc. (OTC Bulletin Board: REMI) strives to be a world leader in the research and development, manufacturing and marketing of oral care and cosmetic dentistry products. Remedent, Inc. products are renowned for their technological superiority and ease-of-use. Based in Deurle, Belgium and El Segundo, CA, Remedent, Inc. has successfully researched, developed and manufactured all of its own products. These products are now distributed in more than 35 countries worldwide. Remedent, Inc. consists of two divisions: one that serves the dental community and one that focuses on the over-the-counter consumer market. Visit www.MetaTray.com/usa for further information.

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Dream Life, Inc. is a privately held company based in Los Angeles, CA with approximately 280 employees worldwide. The company was established in 1989, and distributes medical, dental, and health food products. Dream Life, Inc. has a distribution base that covers ten countries throughout Asia in addition to offices throughout the United States.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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